Exhibit 99.1

Autoliv Elects New Board Member

(Stockholm, February 27, 2012) — Autoliv Inc. – the global leader in automotive safety systems – has elected Mr. Bo Andersson as a new member to its Board of Directors.

Mr. Andersson has a long and impressive career in the automotive industry. For the past three years, he has, as President and CEO, led the turnaround of the GAZ Group, the leading manufacturer of commercial vehicles in Russia, with expected sales of $4.4 billion in 2011.

Prior to joining GAZ, Mr. Andersson pursued a successful career at General Motors. He was on the corporate management team from 2001 to 2009, and became Group Vice President of Global Purchasing and Supply Chain, responsible for a global budget of nearly $100 billion. Mr. Andersson began his automotive career at Saab in 1987. He was appointed Vice President of purchasing in 1990, and transitioned from Saab to GM in 1993, as Executive Director of Global Purchasing for the Electrical Component Group. During his tenure with General Motors, Mr. Andersson worked in several countries, and had responsibility for all areas of purchasing and supply chain.

Bo Andersson, who was born in 1955, holds a bachelor’s degree in Business Administration from the Stockholm University and graduated from the Senior Management Program at Harvard University in 1999.

GAZ is a customer of Autoliv. Autoliv had approximately $3.3 million in total sales to GAZ in 2011, which was 0.04% of the Company’s turnover and 0.08% of GAZ’s sales. Autoliv’s Board has determined Mr. Andersson is “independent” according to the New York Stock Exchanges’ rules and regulations.

Attached with the press release you will find a photo of Mr. Bo Andersson.

Inquiries:

Bo Andersson, Jan Carlson,	Tel +7 (910) 896-0000 Tel +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has approximately 80 facilities with nearly 48,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.